UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Flextronics International Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate Number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

[The following letter was sent by Flextronics International Ltd. to certain institutional holders of its Ordinary Shares beginning on September 19, 2008]
September 19, 2008
Dear Flextronics Shareholder:
On behalf of Mike McNamara and the Flextronics International Ltd. Board of Directors, I am asking for your support this proxy season. Given the increased scrutiny of proposals to shareholders, particularly those relating to employee and executive compensation, I am writing to our most significant investors to request support for proposals #7, #8 and #9, which are proposed amendments to our 2001 Equity Incentive Plan. These proposed amendments would increase the number of shares authorized for issuance, increase the sub-limit on the maximum number of shares which may be issued as share bonus awards, and increase the sub-limit on the maximum number of shares subject to stock awards which may be granted to an individual in a calendar year.
Flextronics and its Board of Directors believe that the granting of equity compensation has been integral to our growth and success. The company believes that the granting of stock options and share bonus awards (RSU equivalents) is a significant tool necessary in order to attract and retain quality employees who are committed to the company’s continued success as well as to compete with technology companies all over the world for the talented employees on whom we depend.
We would like to highlight key features of our 2001 Equity Incentive Plan (2001 Plan) and provide additional background on the proposed amendments:
➢	The annual estimated cost of the 2001 Plan is within one standard deviation of the average cost of similar programs of comparable technology companies based on projected cost per employee and projected cost as a percentage of certain operating metrics.

➢	The successful acquisition of Solectron and our growth have increased the number of eligible employee participants in our equity incentive plan by more than 210%.

➢	The proposed increase of 20 million ordinary shares available under our 2001 Plan represents only 2.39% potential dilution based on our outstanding shares as of June 27, 2008. Combining the proposed increase of 20 million ordinary shares with the remaining 11.5 million ordinary shares available for issuance under our 2001 Plan results in a modest 3.77% potential dilution based on our outstanding shares as of June 27, 2008.

➢	The potential dilution is artificially inflated considering that, as of June 27, 2008, 87% of Flextronics’s current outstanding options have exercise prices that are above the market price of our shares, or are “underwater”. The weighted average exercise price of our outstanding options is greater than $12.00.

➢	The underwater options have limited retentive value.

➢	The rate at which we grant options on an annual basis relative to the total number of ordinary shares outstanding (or “burn rate”), has been below 2% for the past three fiscal years. We expect to maintain our burn rate at a level below 3.5% which is a benchmark standard for technology companies.

➢	As of June 27, 2008, 99% of the employee participants under the 2001 Plan were non-executive officers.

➢	We are seeking a modest increase in the maximum number of share bonus awards which may be issued from 15 million to 20 million. Our philosophy on share bonus awards is to directly align these awards with shareholder value creation and retention typically by providing either performance-based vesting or a minimum three-year vesting schedule.
We believe that Institutional Shareholder Services (ISS) incorrectly evaluates our proposals through its international proxy advisory services and incorrectly applies its international standard policy guidelines in its evaluation of our equity plan proposals. Under these guidelines, ISS takes a more simplistic approach and does not consider the costs of the plan. Our peer companies, including a Canadian competitor, are evaluated under ISS’s domestic compensation model, resulting in a competitive disadvantage for us in the evaluation process. Following the ISS international standard policy guidelines would place our company at a competitive disadvantage in our ability to hire and retain talented employees.
Our employees are responsible for our continued success. The job market for high-tech workers is highly competitive around the world. As a result, in order to attract and retain key employees and to remain competitive, we depend on the ability to grant equity compensation at levels comparable to those of our peers.
You may be aware that ISS has issued a recommendation to vote against our equity compensation plan proposals. As noted above, we do not believe that ISS has adequately evaluated our proposals. We also note that both Glass Lewis and Proxy Governance, Inc. have issued recommendations to vote in favor of each of our equity plan proposals. We are hopeful that you will agree with the importance of these proposals and support the company by voting in favor of the proposed amendments. Please feel free to call me at 408-576-7466 or Chris Collier, Senior Vice President of Finance, at 408-576-7718 with any questions or comments. On behalf of the Board of Directors and the entire management team of Flextronics International Ltd., we thank you, a significant investor in the company, for your continued support.

Regards

/s/ Paul Read

Paul Read
Chief Financial Officer